Exhibit 10.1

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

Dated

8th June 2015

manhattan associates Limited

and

Steven P. smith

settlement agreement

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made on 8th June 2015

BETWEEN:

(1)	Manhattan Associates Limited of E2, Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, England RG41 5TS (“Company”) and
(2)	Steven P. Smith of The Walnuts, Broad Street, Uffington, Oxfordshire SN7 7RA (“Executive”).

THE PARTIES AGREE AS FOLLOWS:

1.	Termination of Employment
1.1

The Executive is employed by the Company pursuant to an Executive Employment Agreement with an Effective Date of 16 July 2013 (the “Executive Employment Agreement”).  The Company and Executive have agreed that the Executive’s employment with the Company shall terminate on 8 June 2015 (“Termination Date”).

1.2	This Agreement constitutes the Release for the purposes of the clause 4.4 of the Executive Employment Agreement.
1.3	To be effective this Agreement must be signed by the Executive and delivered to the Company’s solicitors together with the signed Adviser’s Certificate not later than 8 June 2015.
2.	Remuneration

The Company shall pay the Executive his basic salary and provide contractual benefits up to the Termination Date less deductions of income tax, employee’s National Insurance contributions and any authorised deductions.  The Executive agrees that except as set out in this Agreement he shall have no further entitlement to any payment or benefit arising out of his employment by the Company, its termination, or any offices he holds in Associated Companies or their resignation.

3.	Severance Package
3.1

In consideration for, and subject to the Executive’s compliance with, the terms of this Agreement the Company shall make the payments set out below.  The Executive acknowledges that the sums the Company agrees to pay him under this Agreement significantly exceed those to which he would otherwise be entitled under statute or contract and accordingly waives his right to any accrued but untaken holiday pay.
3.2	Beginning not more than 31 days after the later of:
(a)	receipt by the Company’s solicitor of the signed Adviser’s Certificate, and
(b)	receipt by the Company’s solicitors of this Agreement duly signed,

the Company will pay, to the Executive, or procure the payment to the Executive of, twelve monthly payments of a gross amount of £36,440 (the “Payments”) each being the total of the following monthly payments:

(i)	£34,666, being the Executive’s current gross monthly salary of £17,333 x 2,
(ii)	£1,462, being the Executive’s current gross monthly car allowance, and
(iii)	£312, being the Executive’s current monthly medical insurance costs, grossed up for taxes, of £172 x 1.818,

less such deductions of income tax and employee’s National Insurance contributions as the Company may deem to be due.

3.3

The Executive hereby agrees to be responsible for the payment of any tax or Executive’s National Insurance contributions in respect of the Payments (other than, for the avoidance of doubt, any tax withheld by the Company in making the Payments to the Executive) and the Executive hereby agrees to indemnify the Company and any Associated Company and keep the Company or any Associated Company indemnified on a continuing basis against any claim or demand which is made against the Company or any Associated Company in respect of any liability of the Company or any Associated Company to deduct an amount of income tax or an amount in respect of income tax from, or of Executive’s National Insurance contributions in respect of, the Payments or in respect of any benefits provided or other sums payable under this Agreement, including any interest or penalties imposed, or costs incurred, in connection therewith and including, but without prejudice to the generality of the foregoing, any claim or demand made in respect of United Kingdom Income Tax, PAYE or Executive’s National Insurance contributions.

3.4

The Company will provide the Executive with outplacement counselling to be delivered by an outplacement counsellor chosen by the Company for a period of three months after the Termination Date (but not to exceed a cost to the Company of £5,000).

4.	Waiver
4.1

The terms of this Agreement are offered by the Company without any admission of liability and are in full and final settlement of all and any claims or rights of action that the Executive has or may have arising out of his employment with the Company or its termination, or any loss of office with the Company or any Associated Company, whether under common law, contract, statute or otherwise in any jurisdiction whatsoever, whether or not such claims are, or could be, known to the parties or in their contemplation at the date of this Agreement in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 (each of which is intimated and waived) but excluding any claims by the Executive to enforce this Agreement, any personal injury claims which have not arisen as at the date of this Agreement or any claims in relation to accrued pension entitlements.

4.2

The Executive acknowledges that the conditions relating to settlement and compromise agreements under section 147 of the Equality Act 2010, section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, paragraph 2 of Schedule 3A to the Disability Discrimination Act 1995, paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of Schedule 5 to the Employment Equality (Age) Regulations 2006, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Executives (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Executives Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Companies and Miscellaneous Amendment) Regulations 2006 and section 58 of the Pensions Act 2008 have been satisfied.

5.	Return of Property; Work-related Activities Prior to Termination Date
5.1

The Executive warrants that before the Termination Date he will return to the Company in good condition all property belonging to the Company, including but not limited to Company proprietary information, manuals, credit cards, software, and equipment acquired during the term of the Executive’s employment. Although the Executive will remain an employee of the Company through the Termination Date, the Executive will not be given access to or use the Company's offices, resources or equipment, or have contact with anyone else at the Company or any Associated Company, or the Company’s or any Associated Company’s customers, partners, or vendors, and will not act on behalf of the Company or any Associated Company in any way, through the Termination Date, except as expressly permitted by the Chief Human Resources Officer of Manhattan Associates, Inc.

6.	Continuing Obligations
6.1

Except as provided in this Agreement, the Executive agrees and acknowledges that he continues to be bound by his obligations under the Executive Employment Agreement and that it remains in full force and effect and will continue to bind him after the Termination Date.  In particular the Executive acknowledges that he continues to be bound by his obligations under clauses 7 (Copyrights), 8 (Agreement Not to Solicit Customers), 9 (Agreement Not to Solicit Employees), 10 (Non-Competition) and 11 (Confidential Information).  In relation to clause 10, Non-Competition, the parties agree that with effect from the date of this Agreement the list of trade names set out in Schedule C to the Executive Employment Agreement will be reduced to the following only:

High Jump

IBM

Infor

JDA

Red Prairie

6.2

The Executive and the Company confirm that they have kept and agree to keep the existence and terms of this Agreement confidential, except when required by law to do otherwise and for disclosure to HM Revenue & Customs, their professional advisers and members of their immediate family (provided that they agree to keep the information confidential). The Company will have the right to disclose the existence and terms of this Agreement in connection with the filing of reports with the United States Securities and Exchange Commission on the advice of its legal advisors.

6.3

The Executive shall not, and the Company shall use reasonable endeavours to ensure that its executives and officers shall not, make any adverse or derogatory comment about each other or do anything which shall, or may, bring the Company, its directors or executives, or the Executive into disrepute.

7.	Warrantees, Legal Advice and Fees
7.1

The Executive confirms that he has received independent legal advice from a relevant independent adviser for the purposes of Section 203 Employment Rights Act 1996, and an independent adviser for the purposes of Section 147 of the Equality Act 2010, as to the terms and effect of this Agreement and in particular  its effect on his ability to pursue any complaint before an employment tribunal or court and that the adviser is a solicitor holding a current practising certificate and that there was at the time the advice was given insurance in place covering the risk of a claim by the Executive in respect of loss arising in consequence of the said advice.

7.2

Before receiving the advice the Executive disclosed all the facts or circumstances of which the Executive was aware which may give rise to a claim against the Company or any Associated Company or any of their respective present or former directors, officers, shareholders, employees or workers.

7.3

The Executive is not aware of any claims or circumstances which have given or might give rise to any claim for personal injury against the Company or any Associated Company or any of their respective present or former directors, officers, shareholders, employees or workers.

7.4

The Executive has not commenced any proceedings in any court, tribunal or otherwise in any jurisdiction against the Company or any Associated Company or any of their respective present or former directors, officers, shareholders, employees or workers.

7.5

The Executive warrants and represents to the Company that there are no circumstances of which the Executive is aware or ought reasonably to be aware which would amount to a repudiatory breach of any express or implied term of his contract of employment which would entitle (or would have entitled) the Company to terminate the Executive's employment without notice or payment in lieu of notice.

7.6	The Company enters into this Agreement in reliance upon the warranties given by the Executive in clause 7.
7.7	The Executive shall procure that the adviser referred to in clause 7.1 completes and signs an Adviser’s Certificate in the form set out in Schedule 2 and delivers it to the Company’s solicitors.
7.8

The Company shall pay the reasonable legal fees (up to a maximum of £1,000 plus VAT) incurred by the Executive in obtaining the advice referred to in clause 7.1. not later than 30 days after receiving an invoice for the advice addressed to the Executive and stated to be payable by the Company.

8.	Ongoing Assistance
8.1

During and after the termination of the Executive’s employment the Executive will fully co-operate with the Company in connection with any internal investigation, the defence or prosecution of any current or future claim that may be made against, or by, the Company or any Associated Company, or in connection with any investigation or dispute or claim of any kind involving the Company or any Associated Company, including but not limited to any proceeding, civil or criminal, before any arbitrary, administrative, judicial, legislative, or other body or agency, including testifying in or in connection with any proceeding, to the extent such claims, investigations or proceedings relate to services performed or required to be performed by the Executive, pertinent knowledge possessed by the Executive, or any act or omission by the Executive. The Executive further agrees to perform all acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this clause 8.  The Company undertakes to reimburse the Executive for any actual expenses reasonably incurred in providing such co-operation on receipt of appropriate evidence (to the Company's satisfaction) of such expenditure.

9.	Resignation from Office
9.1

The Executive acknowledges that wherever possible under the relevant law this Agreement will constitute his resignation from his position as a director of all Associated Companies of which he is a director and agrees that if this is not possible or sufficient to be effective under local law he shall immediately resign from any other office, trusteeship or position which he holds in or on behalf of the Company or any Associated Company, and shall promptly do all that the Company may request him to do to give effect to these resignations. The Executive hereby also irrevocably authorises Bruce Richards, Senior Vice President and Chief Legal Officer of Manhattan Associates, Inc., or whoever he may determine, to sign, execute or do any instrument or thing in his name on behalf of the Company or any Associated Company and generally to use his name in order to give the Company, and any Associated Company or its or their nominee, the full benefit of the provisions of this clause.

10.	Subject to Contract and Without Prejudice
10.1

This Agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.

11.	Governing Law and Jurisdiction
11.1

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England.

11.2

The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

12.	Interpretation
12.1	For the purposes of this Agreement:

“Adviser’s Certificate” means a certificate completed in accordance with Clause 7.7 in the form set out in Schedule 2.

“Associated Company” means the Company’s ultimate parent undertaking and all undertakings other than the Company which are ultimately owned or controlled by the ultimate parent undertaking for the time being and shall include Manhattan Associates, Inc.

“Third Party” means any Associated Company or any executive, agent or officer of Company or any Associated Company.

Other words and phrases, the definition of which is contained or referred to in Part 38 of the Companies Act 2006, shall be construed as having the meanings thereby attributed to them.

13.	Third Parties
13.1

The Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement to the extent (but no more) set out in this paragraph. Any Third Party shall be entitled to enforce the benefits conferred on it by this Agreement.

13.2	The consent of a Third Party shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred on any Third Party.
14.	GENERAL
14.1

This Agreement together with the Director and Officer Indemnification Agreement between the Company and the Executive effective 16 July 2013 and the Executive Employment Agreement, as varied by this Agreement, set out the entire agreement between the parties relating to the termination of the Executive’s employment and the respective obligations of the parties prior to and following the termination of the Executive’s employment and supersede all other discussions, negotiations, agreements and arrangements (if any) whether oral or in writing and whether express or implied dealing with these matters.

14.2

If any provision of this Agreement or the Executive Employment Agreement as varied by this Agreement is held to be invalid or unenforceable under statute or common law only that provision will be deemed to be invalid or unenforceable. The remainder of the relevant agreement shall remain in full force and effect.

14.3	This Agreement may be signed in any number of counterparts which, when taken together, will constitute one instrument.

This Agreement has been entered into as of the date stated at the beginning of it and is executed by or on behalf of the parties to signify their agreement to its terms.

Signed by for and on behalf of Manhattan Associates Limited	/s/ Dennis Story
Signed by Steven P. Smith	/s/ Steven P. Smith

Schedule 1 – The Specified Claims

Claims:

(a)	for breach of contract or wrongful dismissal;
(b)	for unfair dismissal, under section 111 of the Employment Rights Act 1996;
(c)	in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;
(d)	for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;
(e)	in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;
(f)	in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;
(g)

for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or direct discrimination, harassment or victimisation related to disability, disability-related discrimination or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;

(h)	for indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006; and
(i)	for loss of office.

Schedule 2 – The Adviser's Certificate

[To be written on the solicitor’s letterhead]

To:

Tim Johnson/Law

Solicitors

117 Temple Chambers

3-7 Temple Avenue

London

EC4Y 0HP

Dear Sirs

I, [NAME], refer to the Settlement Agreement which is to be entered into by Mr Steven Smith (“my client”) and Manhattan Associates Limited and certify that I am a Solicitor who holds a current practising certificate and confirm that before he signed the Settlement Agreement I gave my client legal advice on the terms and effect of the Settlement Agreement and, in particular, its effect on his ability to pursue the claims specified in Schedule 1 of the Agreement.

I also confirm that there is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim in respect of loss arising in consequence of the advice I have given my client.

SIGNED.........................................................................................

DATE.............................................................................................